Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in, Registration Statement No. 333-43613, and Registration Statement No. 333-93211 of C3, Inc. on Form S-8 and in Registration Statement No. 333-151255 and Registration Statement No. 333-100883 of Charles & Colvard, Ltd. on Form S-8 of our report dated March 31, 2009, relating to the financial statements and financial statement schedule of Charles & Colvard, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 in 2007), appearing in this Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

March 31, 2009